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          Exhibit 11 - Statement Re: Computation of Earnings Per Share

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
                                                  THREE MONTHS ENDED             SIX MONTHS ENDED
                                                       JUNE 30,                       JUNE 30,
                                                 1996            1997           1996           1997
                                                -------         -------        -------       -------
Primary:

   Average Shares Outstanding                    18,386          22,022         16,324        21,696

   Net Effect of dilutive stock options -
        based on treasury stock method
        using average market price                1,384           1,105          1,328         1,212
                                                -------         -------        -------       -------
Totals                                           19,770          23,127         17,652        22,908
                                                =======         =======        =======       =======
Net Income                                      $ 2,897         $ 4,432        $ 5,632       $ 8,726
                                                =======         =======        =======       =======
Earnings Per Share                              $   .15         $   .19        $   .32       $   .38
                                                =======         =======        =======       =======

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